Exhibit 99.1

Contact:
Alexander G. Babey, President and Chief Executive Officer
Erica B. Schmidt, Executive Vice President and Chief Financial Officer
Mid-Southern Bancorp, Inc.
812-883-2639

MID-SOUTHERN BANCORP, INC.
REPORTS RESULTS OF OPERATIONS FOR THE FIRST QUARTER ENDED MARCH 31, 2019

Salem, Indiana—April 26, 2019.  Mid-Southern Bancorp, Inc. (the “Company”) (NASDAQ:  MSVB), the holding company for Mid-Southern Savings Bank, FSB (the “Bank”), announced the Company’s operating results for the first quarter ended March 31, 2019. For the three months ended March 31, 2019, the Company reported net income of $362,000, or $0.11 per diluted share, compared to net income of $321,000, or $0.09 per diluted share, for the same period in 2018.  On July 11, 2018, the Company completed the “second-step” conversion of Mid-Southern, M.H.C. and the Company’s related stock offering with the issuance of 2,559,871 shares of common stock at a price of $10.00 per share for net proceeds of approximately $24.6 million. The shares began trading on the Nasdaq Capital Market on Thursday, July 12, 2018, under the ticker symbol “MSVB.” Accordingly, the reported results and financial information for the quarter ended March 31, 2018 relate solely to the Bank.

The increase in net income in the first quarter ended March 31, 2019 compared to the same period last year is primarily due to an increase in net interest income after provision for loan losses partially offset by an increase in non-interest expense.

Income Statement Review

Net interest income after provision for loan losses increased $316,000, or 21.3%, for the quarter ended March 31, 2019 to $1.8 million as compared to $1.5 million for the quarter ended March 31, 2018. Total interest income increased $328,000, or 19.8%, when comparing the two periods, primarily due to an increase in the average balance of interest-earning assets. The average balance of interest-earning assets increased to $190.7 million for the quarter ended March 31, 2019 from $171.1 million for the quarter ended March 31, 2018.   Total interest expense increased $12,000, or 6.9%, when comparing the two periods due to an increase in the cost of interest-bearing liabilities.  The average cost of interest-bearing liabilities increased to 0.57% for the quarter ended March 31, 2019 from 0.51% for the quarter ended March 31, 2018.  The average balance of interest-bearing liabilities decreased to $131.2 million from $136.8 million, between the periods.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased to 3.69% from 3.43% and the net interest margin increased to 3.87% from 3.53% for the quarters ended March 31, 2019 and 2018, respectively.

Noninterest income decreased $16,000, or 7.7%, for the quarter ended March 31, 2019 as compared to the same period in 2018.  The decrease was due to a $19,000 decrease in deposit account service charges along with a $2,000 decrease in other income and was partially offset by a $5,000 increase in ATM and debit card fee income when comparing the two periods.

Noninterest expenses increased $268,000 for the quarter ended March 31, 2019 as compared to the same period in 2018.  This increase was primarily due to increases in data processing expense of $116,000, compensation and benefits of $78,000, professional fees of $42,000, and a decrease in the net gain on foreclosed real estate of $16,000, partially offset by a decrease of $18,000 in occupancy and equipment expense as compared to the same quarter last year.  The increase in data processing expense is primarily due to $96,000 of contract termination expenses related to the Bank’s core processing system conversion, which is currently scheduled for the fourth quarter of 2019.  The increase in compensation and benefits is primarily due to increased employee healthcare insurance premiums.

Income tax expense decreased $9,000 for the quarter ended March 31, 2019 as compared to the same period in 2018.  The effective tax rate decreased to 15.8% for the quarter ended March 31, 2019 compared to 19.3% for the comparable quarter in 2018 primarily due to an increase in tax exempt interest income.

Balance Sheet Review

Total assets as of March 31, 2019 were $198.7 million compared to $200.7 million at December 31, 2018.  Cash and cash equivalents and investment securities decreased $2.6 million and $2.2 million, respectively, which was partially offset by a $3.2 million increase in net loans receivable. Investment securities decreased due to maturities and normal principal payments for mortgage-backed securities.  The increase in net loans receivable was due primarily to increases of $1.7 million in multi-family real estate loans and $1.6 million of commercial real estate loans during the quarter ended March 31, 2019.  Total liabilities, comprised almost entirely of deposits, decreased $2.8 million during the quarter ended March 31, 2019. The

Mid-Southern Bancorp, Inc.
April 26, 2019

decrease was due primarily to decreases in savings accounts, interest bearing demand deposits and non-interest bearing demand deposits of $1.4 million, $1.2 million and $995,000 respectively, which were partially offset by an increase in certificates of deposits of $965,000.

Credit Quality

Non-performing loans remained relatively unchanged at $1.3 million, or 1.0% of total loans, at both March 31, 2019 and December 31, 2018.  At March 31, 2019, $597,000 or 46.0% of nonperforming loans were current on their loan payments. There was no foreclosed real estate owned at either March 31, 2019 or December 31, 2018.

Based on management’s analysis of the allowance for loan losses, there was no provision for loan losses during the quarters ended March 31, 2019 and 2018.  The Company recognized net recoveries of $10,000 for the quarter ended March 31, 2019 compared to net charge-offs of $61,000 for the same period in 2018. The allowance for loan losses totaled $1.5 million, representing 1.2% of total loans at both March 31, 2019 and December 31, 2018. The allowance for loan losses represented 116.6% of non-performing loans at March 31, 2019, compared to 116.0% at December 31, 2018.

Capital

At March 31, 2019, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

About Mid-Southern Bancorp, Inc.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and a loan production office located in New Albany, Indiana.

Mid-Southern Bancorp, Inc.
April 26, 2019

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the conversion and offering. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include changes to the real estate and economic environment, particularly in the market areas in which the Bank operates; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at mid-southern.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.
April 26, 2019

MID-SOUTHERN BANCORP, INC.

Consolidated Financial Highlights (Unaudited)

   (Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
OPERATING DATA	2019	2019

Total interest income	$ 1,985	$ 1,657
Total interest expense	186	174
Net interest income	1,799	1,483
Provision for loan losses	-	-
Net interest income after provision for loan losses	1,799	1,483
Total non-interest income	193	209
Total non-interest expense	1,562	1,294
Income before income taxes	430	398
Income tax expense	68	77
Net income	$ 362	$ 321

Net income per common share (1):
Basic	$ 0.11	$ 0.09
Diluted	$ 0.11	$ 0.09

Weighted average common shares outstanding (1):
Basic	3,366,385	3,452,203
Diluted	3,367,870	3,453,469

	March 31,	December 31,
BALANCE SHEET INFORMATION	2019	2018

Cash and cash equivalents	$ 10,055	$ 12,700
Investment securities	51,042	53,240
Loans, net	129,458	126,293
Interest-earning assets	191,909	193,631
Total assets	198,667	200,662
Deposits	148,487	151,108
Stockholders' equity	49,612	48,843
Book value per share (2)	13.92	13.70
Tangible book value per share (3)	13.92	13.70
Non-performing assets:
Nonaccrual loans	1,299	1,297
Accruing loans past due 90 days or more	-	-
Foreclosed real estate	-	176
Troubled debt restructurings on accrual status	1,807	1,831

Mid-Southern Bancorp, Inc.
April 26, 2019

OTHER FINANCIAL DATA

	Three Months Ended
	March 31,
Performance ratios:	2019	2018

Cash dividends per share	$ 0.02	$ -
Return on average assets (annualized)	0.73%	0.73%
Return on average stockholders' equity (annualized)	2.95%	5.40%
Net interest margin	3.87%	3.53%
Interest rate spread	3.69%	3.43%
Efficiency ratio	78.4%	76.5%
Average interest-earning assets to average
interest-bearing liabilities	145.4%	125.1%
Average stockholders' equity to average assets	24.8%	13.4%
Stockholders' equity to total assets at end of period	25.0%	13.0%

	March 31,	December 31,
Capital ratios:	2019	2018

Total risk-based capital (to risk-weighted assets)	32.4%	31.9%
Tier 1 core capital (to risk-weighted assets)	31.2%	30.7%
Common equity Tier 1 (to risk-weighted assets)	31.2%	30.7%
Tier 1 leverage (to average adjusted total assets)	18.3%	18.0%

	March 31,	December 31,
Asset quality ratios:	2019	2018

Allowance for loan losses as a percent of total loans	1.2%	1.2%
Allowance for loan losses as percent of non-performing loans	116.6%	116.0%
Net charge-offs to average outstanding loans during the period	0.0%	0.0%
Non-performing loans as a percent of total loans	1.0%	1.0%
Non-performing assets as a percent of total assets	0.7%	0.6%

(1) - Share and per share amounts for periods prior to the date of completion of the second-step conversion (July 11, 2018) have been restated to give retroactive recognition to the exchange ratio applied in the second-step conversion (2.3462 to one).

(2) -We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(3) - Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates of indicated.